Exhibit 99.1

                BJ's Restaurants Inc. Opens in Elk Grove, Calif.

    HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--June 7, 2006--BJ's Restaurants Inc. (NASDAQ:BJRI) today announced the successful opening of its newest BJ's Restaurant & Brewhouse in Elk Grove on June 6, 2006. The approximately 8,000-square-foot freestanding restaurant is located at 9237 Laguna Springs Drive, adjacent to I-99. The restaurant has seating for 265 guests with hours of operation from 11 a.m. to 12 midnight Sunday through Thursday, and 11 a.m. to 1 a.m. Friday and Saturday.
    "Opening day sales for the new Elk Grove restaurant came very close to setting a new opening day sales record for any new BJ's restaurant," commented Jerry Deitchle, president and CEO. "Our restaurant management team and kitchen/service team also did a terrific job of correctly executing the concept for our guests." The Elk Grove location is the company's third restaurant in the greater Sacramento area and is a region where guests have been exceptionally receptive to the BJ's concept since its first opening in Folsom back in October 2004. Deitchle continued, "The Elk Grove restaurant is our fourth new restaurant of 2006 and we remain on track to open as many as 11 new restaurants this year."

    BJ's Restaurants Inc. currently owns and operates 48 casual dining restaurants under the BJ's Restaurant and Brewery, BJ's Restaurant and Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The company operates 11 microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The company's restaurants are located in California (32), Texas
(6), Arizona (4), Oregon (3), Colorado (2) and Nevada (1). The company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants Inc. on the Web at http://www.bjsrestaurants.com.

    Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases (v) food quality and health concerns, (vi) factors that impact California, where 32 of our current 48 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and servicemark risks,
(xiii) government regulations, (xiv) licensing costs (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) limitations on insurance coverage,
(xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) and numerous other matters discussed in the company's filings with the Securities and Exchange Commission. BJ's Restaurants Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


    CONTACT: BJ's Restaurants Inc., Huntington Beach
             Greg Levin, 714-848-3747, ext. 240